Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

Jackie Cossmon

VISX, Incorporated

(408) 773-7600

ir@visx.com

VISX Iris Registration Product Approved by the FDA

Adds Individualized Precision to Laser Vision Correction

SANTA CLARA, CALIFORNIA, March 2, 2005 – VISX, INCORPORATED (NYSE Symbol: EYE) today announced that it has received approval from the U.S. Food and Drug Administration (FDA) to market and sell Iris Registration technology, the first fully automated method of aligning and registering wavefront corrections for CustomVue treatment. Iris Registration is designed to replace the current means of registration, which involves manual marking of the eye to assess rotational movement.

Julian Stevens, M.D., of Moorfields Eye Hospital, London, England stated, “Iris Registration adds another level of sophistication to wavefront guided laser vision correction treatments. By automatically adjusting the treatment for the eye’s rotation, Iris Registration provides more individualized adjustments that improve the precision of laser vision correction. This further enhances the quality of vision we achieve with the procedure.”

Liz Dávila, VISX Chairman and CEO stated, “We are committed to providing products that advance the capabilities of CustomVue laser vision correction. We are first to market with a fully automated Iris Registration product, which follows two other groundbreaking products introduced at the end of last year, our Fourier Software and CustomVue Hyperopia.”

Dávila continued, “As shown in FDA clinical studies, CustomVue has the potential to offer vision better than what can be achieved with glasses and contacts. Our continued advancements make the CustomVue procedure more precise and personalized.”

Iris Registration is a hardware and software product enhancement that is a field installed upgrade to the VISX WaveScan and VISX STAR laser systems. VISX intends to begin U.S. shipment of Iris Registration in the second quarter.

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About VISX:

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 6 million procedures worldwide using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX and VISX trained and certified ophthalmologists can be found on the worldwide web at www.VISX.com.

VISX and Advanced Medical Optics, Inc. [NYSE: AVO-News] have announced that they have entered into an agreement and plan of merger. The companies currently anticipate closing the transaction in the second quarter of 2005.

Additional Information and Where You Can Find It

On December 6, 2004, AMO filed a Registration Statement on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of VISX and AMO. Investors and security holders of VISX and AMO are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about VISX, AMO and the proposed transaction. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by VISX or AMO with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by VISX by contacting VISX Investor Relations at ir@visx.com or via telephone at (408) 773-7435. Investors and security holders may obtain free copies of the documents filed with the SEC by AMO at www.amo-inc.com or via telephone at (714) 247-8348. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

VISX and AMO and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VISX and AMO in favor of the proposed transaction. Information about the directors and executive officers of VISX and AMO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements that VISX intends to begin U.S. shipment of Iris Registration in the second quarter, and that VISX and AMO currently anticipate closing the transaction in the second quarter of 2005 are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, and that there is uncertainty as to whether the transaction to merge with AMO will be completed. Further information on risk factors is contained in VISX’s most recent filings with the Securities and Exchange Commission, including VISX’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and the Registration Statement filed by AMO on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events, or otherwise.

Editors’ Note: VISX, VISX CustomVue, CustomVue, VISX WaveScan, and WaveScan are trademarks of VISX, Incorporated.

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